Exhibit (p.5)

Employee Investment
Policy

Contents

1.	Purpose of this document	3
2.	Scope of the policy	3
3.	Policy	3
4.	Employee Trading Procedure	5
5.	Monitoring	6

1.                                      Purpose of this document

This document sets out the policy in relation to general investment and share trading by employees of Hyperion Asset Management Limited (“Hyperion”). The purpose of this policy is to ensure that there is an alignment of interest between the employees and the company.

2.                                      Scope of the policy

This policy applies to the accounts of all employees of Hyperion as well as to any account in which the employee has a direct or indirect beneficial interest; or has control or influence over.

The applicable accounts include accounts/holdings in the name of:

1.              the Employee

2.              the Employee’s husband, wife, partner or under age children

3.              a Family Company

4.              a Family Discretionary Trust

5.              a Superannuation Fund

6.              any other controlled entities

The above accounts that are not in the employee’s name are regarded as associated accounts. The employee may seek exemption from this policy from the Board, on behalf of their associate by providing the Risk & Compliance Manager, in writing, with the reasons why the policy is not to apply to the associated account.

The Risk & Compliance Manager will then provide a recommendation to the Board in respect to whether the waiver should be granted. Any waiver of this policy is to be specific to an account and/or transactions in specific securities.

A register of waivers is to be maintained by the Risk & Compliance Manager.

New employees and their associates will have 3 months from the date they are employed to align their portfolio/s with a Hyperion model portfolio. However, existing holdings may be grandfathered at the discretion of the Executive Committee. These holdings can only be held or sold over time.

3.                          Policy

3.1                               Portfolio Structure

Indirect Equities

•                  Indirect Equities investments must be via the following:

•                  Hyperion Australian Growth Companies Fund;

•                  Hyperion Small Growth Companies Fund; or

•                  Hyperion Global Growth Companies Fund

•                  Any indirect equity investment held by a new employee or associate when they join Hyperion can be retained indefinitely.

•                  Fees on the above funds held by the employees or associates (including performance fees) will be rebated quarterly to the unitholder as either cash or as reinvestment of units. A rebate agreement must be executed before the rebate can be paid.

Direct Equities investments

•                  must be chosen from the stocks held in the following Hyperion model portfolios:

•                  Australian Broad Cap

•                  Australian Small Caps

•                  Global Broad-cap

•                  do not need to mirror the percentage holdings in the Hyperion model portfolios

•                  staff must re-align their personal shareholdings to reflect where a stock has been removed from all of the model portfolios within 30 days of all client sell trades being completed

•                  must be recorded on the IPS System, the cost of which will be borne by Hyperion

•                  Derivatives may only be used for hedging purposes

•                  The same stock must not be traded (bought and sold) within a 7 business day period (i.e. it may be traded on T+8)

•                  Employees are not allowed to accept stock in any IPO or capital raising if clients’ demand have not been met. Any direct equity investment held by a new employee or associate when they join Hyperion can be retained indefinitely.

•                  Employees are permitted to trade in Pinnacle Investment Management Group Limited shares (ASX Code: PNI) provided approval is obtained from the Chief Operating Officer or Company Secretary of PNI by the approving Executive. Employees should refer to the PNI Securities Trading Policy, available at www.pinnacleinvestment.com/shareholders-investor-centre, before seeking approval to trade.

Property

•                  via any managed investment scheme or listed entity

Fixed Interest & Cash

•                  via any managed investment scheme or Approved Deposit Institution

Commodities

•                  via ETFs and derivatives

Foreign Exchange

•                  via Derivatives including CFDs.

3.2                               ‘Insider information’

At all times, employees must not:

•                  Deal (or get others to deal) in securities if they possess unpublished price-sensitive information; and

•                  Communicate unpublished price-sensitive information to other people, either directly or indirectly.

These restrictions apply to securities of external entities as well as those managed by Hyperion.

Participation in any of these activities constitutes ‘insider trading’. Penalties for insider trading may include criminal or civil liability against the individual or company concerned.

It is the responsibility of all employees to comply with this policy. In considering the consequences of a breach of this policy, the purpose or motive for the dealing is irrelevant. It is also irrelevant whether or not an individual (or another person) benefited from the dealing, or that the transaction had no connection with the inside information (for instance, if the transaction was planned for some time before acquiring the inside information). It is also irrelevant that an individual disclosed the intention to, or obtained the permission of anyone in Hyperion or any other person.

3.3                               Conflict between the employees and client trading

At all times, all employees are required to conduct their personal investment activity in a manner that is lawful and avoids conflicts of interest between the employee’s personal interests and those of Hyperion and its clients.

This policy should be read in conjunction with:

•                  Hyperion Conflict of Interest policy,

•                  Hyperion Trading policy

•                  Hyperion Code of Conduct

4.                                      Employee Trading Procedure

Employees wishing to place a personal order (“Order”) are to follow the procedure outlined below:

4.1                               Approval of an Order

All Orders must be approved by an Executive other than the initiator. The order of preference for staff approval by an Executive is as follows:

1                 Mark Arnold

2                 Jason Orthman (if Mark is not available)

3                 Justin Woerner (if Mark and Jason are not available)

Mark Arnold’s staff orders are to be approved by Jason Orthman or Justin Woerner (if Jason is not available). All Orders must be placed, amended and cancelled electronically via email. Before commencing an Order, the employee must ensure the Executive is available to approve the Order.

4.2                               Placing a new Order

4.2.1.                  The employee must send an email to an Executive, with “Staff Order” in the subject, detailing the Order/s that have been placed including the stock/identifier codes, stock/fund name, number of units, relevant legal entities placing the orders, whether the orders are buys or sells, whether the orders are “at market” or have price limits, details of the price limits (if applicable) and requesting approval by the Executive.

4.2.2.                  An order for Pinnacle Investment Management Group Limited shares will be similarly processed with the pre-approval executive sending a request (with the details of the staff member requesting approval) for approval to either the COO or Company Secretary of Pinnacle Investment Management Group Limited. That approval must be received before the pre-approval executive can authorise the order.

4.2.3.                  The Executive will review the Order against the requirements of this policy. The Executive will reply to the Staff Order email (cc’ing the Hyperion Dealer) confirming whether the Order has been approved or rejected.

4.2.4.                  The authorisation for the Order is valid for the week of authorisation only, after which, re-authorisation is required.

4.2.5.                  The dealer will cancel any orders not completed at the end of the relevant week.

4.2.6.                  Where a stock has been removed from all the Australian equity model portfolios the relevant staff shares will be sold along with the clients’ shares as a single order. In these circumstances there is no requirement for the staff member to seek authorisation for the sell order.

4.2.7.                  Hyperion Dealers are:

•                  Gonzalo Hernandez

•                  Justin Breen (in Gonzalo’s absence)

•                  Michael Mewburn (if both Gonzalo and Justin are not available)

4.2.8.                  Once the approved Staff Order email has been received by the Hyperion Dealer, the Hyperion Dealer will:

4.2.8.1.        Input the Order into the IPS orders screen and then place the orders with the most appropriate broker and monitor execution of the Order; or

4.2.8.2.        Where the Order relates to a Hyperion managed investment scheme, the Hyperion Dealer will forward the Order to the Administration Team to liaise with RBC to execute the Order; or

4.2.8.3.        Where the Order cannot be executed by the Hyperion Dealer or the Administration Team, the Hyperion Dealer must notify Risk & Compliance by forwarding the approved Order email. The employee must forward confirmation notes of the executed Order to Risk & Compliance for their records.

4.3                               Amending an Existing ‘Approved’ Order

4.3.1.                  The employee will send an email to an Executive, noting “Staff Order Amendment” in the subject, detailing the amendment required to the existing Order.

4.3.2.                  The Executive will approve or reject the amendment by replying to the employee’s email and cc’ing the Hyperion Dealer.

4.3.3.                  Once the Staff Order Amendment is received by the Hyperion Dealer, the Hyperion Dealer will instruct the appropriate service provider to amend the order.

4.3.4.                  Where the Staff Order Amendment relates to a Hyperion managed investment scheme, the Hyperion Dealer will forward the Staff Order Amendment to the Administration Team for execution.

4.3.5.                  Where Risk & Compliance had been notified of a Staff Order previously, the Staff Order Amendment must be forwarded to Risk & Compliance.

4.4                               Cancelling an Existing ‘Approved’ Order

4.4.1.                  The employee will send an email to the Hyperion Dealer, noting “Staff Order Cancellation” in the subject, stating the Staff Order to be cancelled.

4.4.2.                  Once the Staff Order Cancellation is received by the Hyperion Dealer, the Hyperion Dealer will instruct the appropriate service provider to cancel the order. The Hyperion Dealer will then close the Order in the IPS Order Screen.

4.4.3.                  Where the Staff Order Cancellation relates to a Hyperion managed investment scheme, the Hyperion Dealer will forward the Staff Order Cancellation to the Administration Team for processing.

4.4.4.                  Where Risk & Compliance had been notified of a Staff Order previously, the Staff Order Cancellation must be forwarded to Risk & Compliance.

5.                                      Monitoring

•                  All Hyperion employee and associate holdings and trades must be recorded and maintained in IPS.

•                  Any portfolios maintained by an employee or an associate of the employee and maintained in accordance with this policy are reviewed annually by Risk & Compliance.